Exhibit A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-77879) of CSK Auto Corporation of our report dated June 29, 2005 relating to the financial statements and financial statement schedule of CSK Auto Inc. Retirement Program, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona
June 29, 2005